GRIFFON CORPORATION ANNOUNCES OPERATING RESULTS
FOR THE SECOND QUARTER OF FISCAL 2007

Jericho, New York, May 3, 2007 - Griffon Corporation (NYSE:GFF) today reported operating results for the second quarter of fiscal 2007. Net sales for the quarter ended March 31, 2007 increased to $387,371,000 up from $366,151,000 for the second quarter of fiscal 2006. Income before income taxes was $697,000 compared to $11,468,000 last year. Net income was $255,000 in the current quarter compared to $7,208,000 last year. Diluted earnings per share for the quarter was $.01 compared to $.23 in last year’s second quarter.

The decline in sales and operating income in our garage door and installation services segments was principally due to declines in sales volume. The Company believes the sales volume decline is principally a result of the slowdown in the new home construction and home resale markets. Higher sales in the Specialty Plastic Films segment primarily reflects higher unit volume in Europe and the impact of foreign exchange partially offset by lower selling prices to our major customer and an unfavorable product mix. The decrease in operating income for Specialty Plastic Films is primarily attributable to the selling price concessions made to our major customer. The increase in sales and operating income of Telephonics, the Company’s electronic information and communication systems segment, was primarily attributable to the Syracuse Research Corporation (SRC) contract and the MH60 program. Total funding for the SRC contract is approaching $345 million with order fulfillment expected in the fourth quarter.

Net sales for the six months ended March 31, 2007 were $821,686,000 compared to $724,675,000 for the first six months of fiscal 2006. Income before income taxes for the six months was $15,055,000 compared to $22,261,000 last year. Net income was $8,720,000 compared to $13,984,000 for the first half of 2006. Diluted earnings per share for the six months was $.28 compared to $.45 last year.

Cash flow used in operations was $14,700,000 for the quarter; capital expenditures were $9,400,000 and funds used to acquire businesses were $17,100,000, all of which were funded by existing cash balances and borrowings under the Company’s revolving credit facility. Also, during the quarter $1,200,000 was used to acquire 50,000 shares of the company's common stock under its buyback program. Additional purchases will be made from time to time, depending on market conditions, at prices deemed appropriate by management or under a Rule 10b5-1 trading plan.

The Company is undertaking various operating actions to address the current challenging market environment in the Building Products segments. The Company has also retained Goldman, Sachs & Co to assist the Company to evaluate the components of our business, our capital structure and other potential strategic alternatives. No decision has been made by the Company to pursue any specific course of action.

Griffon Corporation -

●	is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

●
installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

●
is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

●	develops and manufactures information and communication systems for government and commercial markets worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company’s financial position, business strategy and the plans and objectives of the company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(Unaudited)
(IN THOUSANDS)

PRELIMINARY
	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,

	2007	2006	2007	2006

Net sales:
Garage Doors	$105,255	$121,587	$233,895	$264,414
Installation Services	62,276	81,621	139,211	163,775
Specialty Plastic Films	99,730	95,869	203,385	182,042
Electronic Information and Communication Systems	124,164	71,617	254,014	124,298
Intersegment eliminations	(4,054)	(4,543)	(8,819)	(9,854)
	$387,371	$366,151	$821,686	$724,675
Operating income (loss):
Garage Doors	$(4,556)	$3,637	$(543)	$17,207
Installation Services	(4,848)	1,204	(5,741)	4,014
Specialty Plastic Films	4,939	8,910	9,277	7,274
Electronic Information and Communication Systems	12,430	4,751	25,351	7,718
Segment operating income	7,965	18,502	28,344	36,213
Unallocated amounts	(4,968)	(4,887)	(8,665)	(9,717)
Interest and other, net	(2,300)	(2,147)	(4,624)	(4,235)
Income before income taxes	$697	$11,468	$15,055	$22,261

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

PRELIMINARY
	FOR THE THREE MONTHS ENDED
	MARCH 31,
	2007	2006
Net sales	$387,371	$366,151
Cost of sales	305,853	275,898
Gross profit	81,518	90,253

Selling, general and administrative expenses	79,103	78,710
Income from operations	2,415	11,543

Other income (expense):
Interest expense	(3,052)	(2,565)
Interest income	752	418
Other, net	582	2,072
	(1,718)	(75)
Income before income taxes	697	11,468

Provision (credit) for income taxes:
Federal	(457)	1,622
State and foreign	899	2,638
	442	4,260

Net income	$255	$7,208

Basic earnings per share of common stock:	$.01	$.24

Diluted earnings per share of common stock:	$.01	$.23
Weighted average number of shares outstanding:
Basic	29,948,000	29,874,000
Diluted	31,166,000	31,103,000

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

PRELIMINARY
	FOR THE SIX MONTHS ENDED
	MARCH 31,
	2007	2006
Net sales	$821,686	$724,675
Cost of sales	646,964	545,253
Gross profit	174,722	179,422

Selling, general and administrative expenses	156,243	153,934
Income from operations	18,479	25,488

Other income (expense):
Interest expense	(5,996)	(5,143)
Interest income	1,372	908
Other, net	1,200	1,008
	(3,424)	(3,227)
Income before income taxes	15,055	22,261

Provision for income taxes:
Federal	3,999	4,429
State and foreign	2,336	3,848
	6,335	8,277

Net income	$8,720	$13,984

Basic earnings per share of common stock:	$.29	$.47

Diluted earnings per share of common stock:	$.28	$.45
Weighted average number of shares outstanding:
Basic	29,950,000	30,039,000
Diluted	31,117,000	31,302,000

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

PRELIMINARY
	MARCH 31,	SEPTEMBER 30,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$34,374	$22,389
Accounts receivable, net	212,484	247,172
Contract costs and recognized income not yet billed	74,312	68,279
Inventories	174,426	165,089
Prepaid expenses and other current assets	46,215	42,075
Total current assets	541,811	545,004
Property, plant and equipment, at cost less
depreciation and amortization	235,663	231,975
Goodwill	110,286	99,540
Intangible and other assets	67,894	51,695
	$955,654	$928,214

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes payable and current portion of long-term debt	$3,063	$8,092
Accounts payable	107,155	128,104
Accrued liabilities	72,642	81,672
Income taxes	11,349	18,431
Total current liabilities	194,209	236,299
Long-term debt:
Convertible subordinated notes	130,000	130,000
Other	121,475	79,228
Other liabilities and deferred credits	77,365	70,242
Shareholders' equity	432,605	412,445
	$955,654	$928,214

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

PRELIMINARY
	For the Six Months Ended
	March 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,720	$13,984
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	19,765	16,951
Stock based compensation	1,303	870
Provision for losses on accounts receivable	734	816
Change in assets and liabilities:
Decrease in accounts receivable and contract
costs and recognized income not yet billed	32,828	812
Increase in inventories	(6,658)	(8,003)
(Increase) decrease in prepaid expenses and other assets	(1,217)	257
Decrease in accounts payable, accrued liabilities
and income taxes payable	(36,989)	(17,121)
Other changes, net	861	(32)
	10,627	(5,450)
Net cash provided by operating activities	19,347	8,534

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(19,477)	(13,442)
Acquisition of minority interest in subsidiary	-	(1,304)
Acquired businesses	(17,167)	-
Increase in equipment lease deposits	(1,473)	(4,463)
Funds restricted for capital projects	(4,421)	-
Net cash used in investing activities	(42,538)	(19,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of shares for treasury	(2,300)	(15,573)
Proceeds from issuance of long-term debt	42,891	60,000
Payments of long-term debt	(482)	(62,982)
Decrease in short-term borrowings	(5,625)	(1,181)
Exercise of stock options	1,111	649
Tax benefit from exercise of stock options	278	1,863
Distributions to minority interest	-	(354)
Other, net	(1,238)	(607)
Net cash provided by (used in) financing activities	34,635	(18,185)

Effect of exchange rate changes on cash and cash equivalents	541	68

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,985	(28,792)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,389	60,663
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34,374	$31,871